Exhibit 4.7

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

AMENDMENT TO

AMENDED AGREEMENT OF LIMITED PARTNERSHIP

This Amendment to Amended Agreement of Limited Partnership (this “Amendment”) of Divall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership (the “Partnership”), is made and effective as of October 22, 2020 (the “Effective Date”), by and among the Provo Group, Inc., an Illinois corporation, as General Partner, and the Limited Partners of the Partnership (the “Limited Partners”).

WHEREAS, , the holders of a majority of the outstanding limited partner interests in the Partnership approved certain amendments to the Partnership’s Amended Agreement of Limited Partnership, as amended (the “Partnership Agreement”) as specifically set forth below; and

WHEREAS, Article IX of the Partnership Agreement grants the General Partner an irrevocable power of attorney to act on behalf of each Limited Partner to execute all amendments to the Partnership Agreement.

NOW THEREFORE, the Partnership Agreement shall be amended effective as of the Effective Date, as follows:

1.	Section 2.2 of the Partnership Agreement is deleted in its entirety and the following substituted in lieu thereof:

“The term of the Partnership shall continue in full force and effect until November 30, 2023 or until dissolution prior thereto pursuant to the provisions of Article VIII.”

2.	The first sentence of Section 5.1(A) of the Partnership Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(A) The Partnership will make cash distributions from Net Cash Receipts (as defined) at times determined by the General Partner, but no less frequently than semi-annually.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

GENERAL PARTNER:

The Provo Group, Inc.

By:	/s/ Bruce A. Provo
Bruce A. Provo, President

LIMITED PARTNERS:

By:	The Provo Group, Inc., pursuant to Article IX power of attorney

By:	/s/ Bruce A. Provo
Bruce Provo, President